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                                                                    Exhibit 99.1

                                                                 [PNC BANK LOGO]

CONTACTS:

MEDIA:
------
Brian E. Goerke
(412) 762-4304
brian.goerke@pncbank.com

INVESTORS:
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William H. Callihan
(412) 762-8257
invrela@pncmail.com

                         PNC BANK ANNOUNCES ACQUISITION
                      OF FIRST DATA INVESTOR SERVICES GROUP

       POSITIONS PFPC WORLDWIDE AS A PREMIER INVESTMENT SERVICES PROVIDER

         PITTSBURGH, July 20, 1999--PNC Bank Corp. today announced an agreement to acquire First Data Investor Services Group (ISG), the mutual fund servicing subsidiary of First Data Corp. for $1.1 billion in cash. ISG is one of the nation's leading providers of processing services for pooled investment products--a high-growth industry that includes mutual funds and retirement plans.

         The addition of ISG to PFPC Worldwide, PNC's investment servicing subsidiary, will create a leading force in a processing business that is highly valued by the investor community. The acquisition will make PFPC one of the nation's leading full-service mutual fund transfer agents, while significantly strengthening PFPC's position as a full-service provider of mutual fund accounting services. The transaction will also add key related businesses including retirement plan servicing to PFPC's growing operations. The combined organization will provide fund accounting services for $287 billion in mutual fund assets and transfer agent services for 33 million shareholder accounts, and will service over 20,000 retirement plans.

         The acquisition is expected to increase the relative revenue contribution of PNC's fee-based businesses to approximately 55 percent this year on a pro forma basis and 60 percent in 2000. The transaction will be accounted for as a purchase and is expected to be less than one percent dilutive to GAAP earnings per share in the first year and accretive thereafter. On a cash basis, the transaction is expected to be substantially accretive to earnings per share immediately. The transaction is expected to close in the fourth quarter of 1999, pending regulatory approvals and customary conditions to closing.


                                    - more -

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PNC Bank Announces Acquisition of First Data Investor Services Group - Page 2


         "This acquisition advances our strategies focused on building best-of-class businesses in high-growth, high-return industries," said Thomas H. O'Brien, chairman and chief executive officer of PNC Bank. "The acquisition of ISG will create a market leader in virtually every major category of a fast-growing industry, and we expect it to have a positive impact on our growth and earnings dynamics."

         "PFPC has a 25-year history of leadership and innovation in providing customized fund services," said J. Richard Carnall, chairman and chief executive officer of PFPC Worldwide. "The addition of ISG will further strengthen our core businesses, while enhancing our expansion in key, related businesses such as 401(k) administration which present significant opportunities for growth. This acquisition will also solidify PFPC's position as a leader in shareholder services technology."

         "We believe this combination will create the premier one-stop shop for high-quality shareholder services, bringing a virtually unparalleled array of services to our customers," said James L. Fox, president and chief operating officer of ISG. "We are pleased to be joining an organization with a strong commitment and proven track record in this business."

         Fox will become vice chairman of PFPC Worldwide, joining the executive management team headed by Carnall and Vincent J. Ciavardini, president and chief operating officer.

         PFPC Worldwide provides a broad range of technology-driven services including fund accounting, administration, transfer agency, shareholder services, custody, integrated banking transaction services, hedge products accounting and securities lending. In 1993, PFPC established PFPC International Ltd., based in Dublin, Ireland, to better serve the international funds community and target opportunities to serve EU-based funds and partnerships.

         PNC Bank Corp. is one of the largest diversified financial services organizations in the United States. Its major businesses include PNC Regional Bank, PNC Institutional Bank, PNC Advisors, PNC Mortgage, PNC Secured Finance, PFPC Worldwide and BlackRock.

This press release contains forward-looking statements with respect to the anticipated effect of the proposed acquisition of ISG. The following factors, among others, could cause actual results to differ materially from PNC's expectations: extent of ISG customer retention and generation; ability to timely and fully realize contemplated cost savings and revenues; ability to attract and retain management; cost and availability of acquisition financing; factors related to ISG's Year 2000 remediation efforts and the Year 2000 compliance of other parties; technological changes; changes in economic conditions, interest rates, and financial and capital markets; competition; and changes in legislation or regulatory requirements. PNC does not assume any duty to update forward-looking statements.

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